Exhibit 99.1

For Immediate Release

BSD Medical Receives Order for 6 More BSD-2000 Cancer Treatment Systems in China

          SALT LAKE CITY, May 31, 2006—BSD Medical Corp. (AMEX:BSM) today announced it has received an order for six more BSD-2000 cancer treatment systems from Dalian Orientech, the company’s distributor in China.  All of these systems are deliverable during BSD’s current fiscal year.  When installed, these systems will raise the number of BSD-2000 systems in China to eleven.  The distributor is targeting prestigious hospitals for these initial installations, allowing the BSD-2000 to have visible exposure to the broader Chinese market.

          China is rapidly evolving into one of the world’s largest markets for high-technology medical equipment.  It has also been an early adaptor in the use of clinical hyperthermia in the treatment of cancer, and has several thousand simple hyperthermia cancer therapy systems in place.  The market objective in China is to expand and upgrade the existing market for clinical hyperthermia equipment to the advanced features of the BSD-2000.

          The BSD-2000 sends precision-focused RF energy into cancerous tumors, including those located deep in the body, to destroy cancer cells with heat and increase the effectiveness of radiation therapy.   BSD Medical received the Frost and Sullivan Technology Innovation of the Year Award for cancer therapy devices because of the development of the BSD-2000.

          While the BSD-2000 was designed and patented by BSD Medical, the perfection of the system involved the cooperative input of prestigious cancer research institutions on an international scale.  Contributing American research institutions included Duke University, Northwestern University, University of Southern California, Stanford University, University of Utah and University of Washington St. Louis.  Contributing European research institutions included Daniel den Hoed Cancer Center of the Academic Medical Center of Erasmus University (Rotterdam, Netherlands), Haukeland University Hospital (Bergen, Norway), Dusseldorf University Medical School, Tubingen University Medical School, Essen University Hospital, Charite Medical School of Humboldt University (Berlin), Luebeck University Medical School, Munich University Medical School Grosshadern, Interne Klinik Argirov of the Munich Comprehensive Cancer Center, University of Erlangen (all of Germany), University of Verona Medical Center (Italy), Graz University Medical School (Austria) and Kantonsspital Aarau (Switzerland).

          BSD Medical produces precision-guided RF and microwave heat therapy systems used in the treatment of cancer and other diseases or medical conditions.  For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

          Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company’s cancer therapy systems based on increasing exposure to the Company’s cancer technology in China, are subject to risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

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